Exhibit 10.85

PROMISSORY NOTE

$41,992.49	September 30, 2005
Tampa, Florida

FOR VALUE RECEIVED, the receipt of which is hereby acknowledged, ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation having its corporate office at 324 S. Hyde Park Avenue, Suite 350, Tampa FL 33606 (the “Company”), hereby promises to pay to the order of BioVest International, Inc., having an address of 8500 Evergreen Blvd. NW, Minneapolis MN 55433 (“HOLDER”), or such other address as HOLDER may notify the Company, the principal sum of $41,992.49 (the “Principal”), together with interest thereon, as follows:

1. Accrual of Interest. Interest shall accrue on the outstanding balance of Principal from time to time at a rate equal to the Federal Reserve Discount Rate for Primary Credit set by the Federal Reserve Bank as published in the Wall Street Journal. No payment of interest shall be due until maturity.

2. Maturity. The Principal and interest shall be paid in full on September 30, 2010 (the “Maturity Date”).

3. Prepayment. All payments under this Note shall be made by check payable to HOLDER. The Company, at its option, may prepay this Note at any time in whole or in part without premium or penalty.

4. Miscellaneous. Notwithstanding any provision herein or in any documents or instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits now or at any time in the future imposed by the applicable laws of the State of Florida.

This Note shall be governed by, and construed in accordance with, the laws of the State of Florida, notwithstanding the application of choice of law principles.

IN WITNESS WHEREOF, this Note has been executed as of the date first above written.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/S/ James McNulty
Name:	James McNulty
Title:	Treasurer/Secretary